Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Portfolio Recovery Associates, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-110330 and No. 333-110331) on Form S-8 of Portfolio Recovery Associates, Inc. of our reports dated February 28, 2008, with respect to the consolidated balance sheet of Portfolio Recovery Associates, Inc. and subsidiaries (the Company) as of December 31, 2007, and the related consolidated income statement, and statements of changes in stockholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Portfolio Recovery Associates, Inc. Our report on the consolidated financial statements of the Company included an explanatory paragraph that described the Company’s adoption of the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainties in Income Taxes, an interpretation of FASB Statement No. 109, effective January 1, 2007.
/s/ KPMG LLP
Norfolk, Virginia
February 28, 2008